EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference of our report dated October 24, 2006 (Except for Note 25, as to which the date is November 1, 2006) in this Registration Statement on Form S-8 pertaining to the Capital Gold Corporation 2006 Equity Incentive Plan with respect to the consolidated financial statements of Capital Gold Corporation and Subsidiaries for the year ended July 31, 2006 included in its Annual Report on Form 10-KSB (SEC file no. 000-13078) for the fiscal year then ended, filed with the Securities and Exchange Commission on November 1, 2006.

/s/ Wolinetz, Lafazan & Company, P.C.

WOLINETZ, LAFAZAN & COMPANY, P.C.

Rockville Centre, New York
March 26, 2007